Exhibit 99

           Florida East Coast Industries Reports Strong Second Quarter
                                  2004 Results

    Railway
    -- Second quarter 2004 Railway segment's revenues increased 11%, operating profit up 13%.
    -- Full year outlook for Railway revenue and operating profit increased to high single to low double-digit percentage improvement over 2003.
    -- On June 22, the Railway reached 500 consecutive days of failure-free service for United Parcel Service (UPS), a service record among UPS transportation partners.

    Realty Operations
    -- Second quarter 2004 Flagler Development Company's (Flagler) rental and services' revenues increased 6%.
    -- "Same store" occupancy rate continues to improve, increasing to 90% in the second quarter, from 86% in second quarter 2003 and 88% in first quarter 2004.
   -- As previously announced, Flagler plans to close $105 million of non-recourse mortgage financing on August 10, 2004, taking advantage of low interest rates, optimizing Flagler's capital structure and reducing the overall cost of capital.

    Realty Sales
    -- Proceeds from realty sales were $2.6 million for the quarter and $20.3 million in the first six months of 2004. Realty sales under contract at June 30, 2004 totaled $99.5 million.

    Corporate
    -- As previously announced, the Company entered in an agreement to directly purchase 5.5 million shares from The Alfred I. duPont Testamentary Trust (Trust) and The Nemours Foundation (Foundation) for $34.50 per share or approximately $190 million. The Board of Directors authorized an open market stock repurchase program of $40 million.

    Other
    -- Other income increased to $5.1 million compared to $2.9 million in the prior year quarter due to the receipt of $1.8 million from a one-time utility crossing agreement.

    ST. AUGUSTINE, Fla., Aug. 9 /PRNewswire-FirstCall/ -- Florida East Coast Industries, Inc. (NYSE: FLA)(FECI) announced results for the second quarter ended June 30, 2004.
    Robert W. Anestis, Chairman, President and Chief Executive Officer of Florida East Coast Industries, stated, "Our second quarter results for both businesses continue to be strong. The Railway was well prepared for the improved volumes it is experiencing and is providing exceptional transportation services to customers, while focusing on safety and generating superior returns on investments. The Railway delivered double-digit growth in revenue and operating profit for the second quarter, benefiting primarily from the continued strength of its aggregate carload customers and a substantial improvement in our intermodal franchise. Intermodal revenues increased over 20% in the second quarter compared to a year ago, driven by an improved economy, new leadership, improved pricing and the expansion of its reach beyond the 351 mile mainline tracks by partnering with a Class I railroad to move intermodal loads on to South Florida. Given the performance of the Railway's intermodal franchise during the first half of the year and continued strong momentum in the business, we are increasing the 2004 full year outlook for the Railway's revenue and operating profit growth to high single to low double-digit percentage improvement over 2003. In addition to the Railway's operations, we have continued to monetize the non-core Railway assets and derive and enhance value from other uses of the Railway's right-of-way, such as the sale of non-core land, income from pipe and wire crossings, rentals, fiber leases and signboards. Over the last five years we have realized over $130 million from our efforts."
   Mr. Anestis continued, "Flagler's financial performance and occupancy ratios continue to show improvement as the Florida realty market strengthens. 'Same store' occupancy has steadily increased during the last seven quarters to the current 90% from 82% in the third quarter of 2002. An improving rental market and hard work by the leasing team at Flagler, which was in-sourced in the fourth quarter of 2003, produced impressive results. In anticipation of the improving rental market, Flagler currently has four buildings in the lease-up and construction phases. Flagler has laid the groundwork for success by investing in strategic infrastructure which has made its developments ready for growth. Later this month, for example, the interchange connecting Flagler Center in Jacksonville to Interstate 95 will open. Developing the interchange contributed to two key land sales for the construction of a corporate campus for Citicorp Credit Services and a new Baptist Hospital site. The enhanced value and future development of the remaining 330 developable acres will reflect the improvements made to Flagler Center. Flagler continues to strategically monetize certain land parcels to create value and assure strong returns based on the highest possible utilization of these assets. For example, in February we announced the agreement to sell 465 acres of land, currently under contract for $80 million, which was annexed into Doral and became very attractive to residential homebuilders."
    Mr. Anestis concluded, "Last week we announced plans to close $105 million of non-recourse mortgage financing, taking advantage of low interest rates, reducing the overall cost of capital, and optimizing both Flagler and FECI's capital structure. The proceeds from the mortgage financing and cash on hand will be used to purchase 5.5 million shares of common stock held by the Trust and Foundation for approximately $190 million, or $34.50 per share. The agreed upon share price was at an 8.0% discount to the 30-day average closing price, ending August 4, 2004. Both transactions reflect our confidence in the Company's future, our desire to deliver value to shareholders, and our ability to reduce the Company's ongoing cost of capital, which will benefit all continuing shareholders. Going forward, we will continue to enhance and unlock the value from the assets that exist at both the Railway and Flagler and return that value to the shareholders."
    For the second quarter 2004, FECI reported consolidated revenues of $70.5 million, compared to $72.4 million for the second quarter 2003. Revenues for the second quarter 2004 included realty sales of $2.6 million, compared to $10.2 million in the second quarter 2003. Income from continuing operations was $8.4 million, or $0.22 per diluted share, for the second quarter 2004 (which includes $0.4 million of after-tax profit from land sales), compared to income of $9.4 million, or $0.26 per diluted share, for the second quarter 2003 (which includes $4.7 million of after-tax profit from land sales). FECI reported consolidated second quarter 2004 net income of $8.4 million, or $0.22 per diluted share, compared to $9.3 million, or $0.25 per diluted share, for the prior year quarter. Included in net income is income from discontinued operations related to the 2003 sale of an industrial building and the 50% interests previously held in partnerships with Duke Realty, as well as an operating building currently held for sale.
    Given the Railway's strong results during the first half of 2004, the Company is revising its 2004 full year expectations for Railway segment revenue and operating profit growth to high single to low double-digit (from mid to upper single digits) percentage improvement over 2003. Capital expenditures for the Railway, before the purchase of any strategic land parcels to be used by future Railway customers, are expected to range between $30 and $33 million. The Company expects Flagler's 2004 rental and services' revenues to range between $68 and $70 million, an increase of 6% to 9% over 2003. Flagler's rental properties' operating profit before depreciation and amortization expense is expected to range between $43 and $45 million in 2004, an increase of 6% to 11% over 2003. Operating profit from operating properties' rents is expected to range between $18 and $20 million. Capital investment at Flagler for 2004 is expected to be between $75 and $85 million. The Company's expectations for Flagler's 2004 results may change if Flagler sells operating properties in 2004, which it has done opportunistically in prior years.

    Railway Second Quarter Results
    -- Florida East Coast Railway (Railway) segment's revenues in the second quarter 2004 increased 10.8% to $50.1 million from $45.2 million in the prior year period. Included in the second quarter 2004 revenues were $0.9 million of fuel surcharges, compared to $0.5 million in 2003.
    -- Total carload revenues grew 4.9% primarily due to a 13.6% increase in aggregate revenues, reflecting a combination of strong construction demand, new business from existing customers and improved pricing. Intermodal revenues (which include drayage) increased 20.2% compared to the prior year period, reflecting new customers, continued improvement in the parcel/LTL and domestic truckload segments continued success with the "Hurricane Train" and improved pricing, which were partially offset by lower revenues from a connecting carrier.
    -- Railway segment's operating profit increased 12.8% to $12.7 million in the second quarter 2004 versus $11.2 million in the second quarter of 2003 due to revenue growth, partly offset by higher salary and wage expense and increased expenses in support of higher revenue. As a result, the Railway's operating ratio was 74.7% compared to 75.2% in the prior year quarter.
    -- On June 22, the Railway set a new standard in customer service by reaching 500 consecutive days of failure-free service to United Parcel Service, a record for any transportation company serving UPS. During the 500 days the Railway handled over 32,500 intermodal loads for UPS. UPS is the Railway's largest intermodal customer.
    -- The Railway announced Sports Authority as a new intermodal customer and started moving products via the "Hurricane Train" into the South Florida market from Atlanta.
    -- On May 6, the Railway was awarded the Harriman Bronze Medal award for its outstanding employee safety record for 2003.

    Realty Second Quarter Results
    Rental Portfolio Results
    -- Flagler's rental and services' revenues increased 6.0% to $17.1 million for the second quarter 2004 versus $16.1 million in the second quarter of 2003. The increased revenues resulted primarily from "same store" properties and a property in lease-up stage.
    -- Rental properties' operating profit was $5.4 million for the second quarter 2004 versus $4.1 million in the prior year period. Rental properties' operating profit before depreciation and amortization expense for the quarter increased 6.9% to $10.8 million compared to $10.1 million in the second quarter 2003. Rental properties' operating profit before depreciation and amortization expense benefited primarily from improvements in "same store" occupancy and a property in lease-up stage.
    -- Flagler's overall occupancy rate continues to improve, increasing to 91% in the second quarter, compared to 87% in second quarter 2003 and 89% in first quarter 2004.

    Development and Sales Activity
    -- Flagler has completed construction on an interchange that provides direct access to Flagler Center from Interstate 95 and the interchange will open later in August. Flagler Center, a 1,022-acre Class "A" corporate park located in Jacksonville, Florida, will soon be the future site of Baptist Hospital and a corporate campus for Citicorp Credit Services. These developments, as well as a new 114,000 square foot office building currently under construction, have facilitated the park's transformation from a rail-served industrial park to a Class "A" corporate park positioned directly in the path of impressive growth on the south side of Jacksonville.
   -- At quarter end, Flagler had eight projects, totaling 1,170,000 square feet, in various stages of development (113,000 square feet in the lease-up stage, 490,000 square feet in the construction stage, which includes 239,000 square feet of build-to-suit and 567,000 square feet in pre-development).
   -- Property under sale contracts at June 30, 2004 totaled $99.5 million and other property was listed for sale at asking prices totaling $29.0 million. The Company expects full year 2004 realty sales of $105 to $115 million, which includes the $80 million sale of a 465-acre land parcel announced on February 9, 2004 which is expected to close in the fourth quarter of 2004.

    Capitalization
    -- The Company's cash balance on June 30, 2004 was $134.7 million. Debt on June 30, 2004 was $239.7 million, composed of non-recourse, fixed-rate real estate mortgages.
   -- On June 3, the Company increased the quarterly cash dividend by 25% to $0.05 per share reflecting the financial performance of our Railway and its ability to generate more cash than needed for its operations and anticipated growth.
   -- Flagler Development Company plans to close $105 million of non-recourse mortgage financing on August 10, 2004. The notes will be secured on a non-recourse basis by certain of Flagler's developed commercial and industrial rental properties. The financing consists of a $60 million, seven year note bearing interest at a fixed rate of 5.27% and a $45 million, seven year note bearing interest at an adjustable rate based on three-month LIBOR plus 1.00%. The floating rate note allows Flagler the flexibility to opportunistically sell buildings securing the notes with minimal prepayment costs after a six-month period.

    A copy of the Company's 2004 second quarter Supplemental Real Estate Information Package will be available before the Company's second quarter conference call in the Investor Relations' section of our website at http://www.feci.com.

    About Florida East Coast Industries, Inc.
    Florida East Coast Industries, Inc., headquartered in St. Augustine, FL, conducts operations through two wholly owned subsidiaries, Flagler Development Company and Florida East Coast Railway, L.L.C. (FECR). Flagler owns, develops, leases and manages 6.7 million square feet of commercial and industrial space, as well as an additional 490,000 square feet under construction, and owns approximately 813 acres of entitled land and approximately 2,470 acres of additional Florida properties. FECR is a regional freight railroad that operates 351 miles of mainline track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville and Miami. For more information, visit the Company's website at http://www.feci.com.
    Florida East Coast Industries, Inc. will hold a conference call to discuss second quarter 2004 results this morning, Monday, August 9, 2004, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). This call will be webcast live by CCBN and can be accessed at the Company's website, www.feci.com, with an archived version of the webcast available approximately two hours after completion of the call. The dial-in numbers for the call are (888) 868-9078 or (973) 582-2792. A replay of the call will be available approximately two hours after completion of the call through Monday, August 23, 2004 by dialing
(877) 519-4471 or (973) 341-3080 and entering access code 4974082.

    This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the Company's present expectations or beliefs concerning future events. These statements may be identified by the use of words like "plan," "expect," "aim," "believe," "project," "anticipate," "intend," "estimate," "will," "should," "could," "may", and other expressions that indicate future events and trends. The Company cautions that such statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those
contained in these forward-looking statements.   Important factors that could
cause such differences include, but are not limited to, the changing general economic, business, competitive, regulatory and market conditions (particularly in the state of Florida, the southeast US and the Caribbean) and other risks inherent in the real estate and other businesses of the Company. Further information on these and other risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's most recently filed Forms 10-K and 10-Q. The Company assumes no obligation to update the information contained in this news release, which speaks only as of its date.

                     FLORIDA EAST COAST INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF INCOME
               (dollars in thousands, except per share amounts)
                                 (unaudited)


                                        Three Months         Six Months
                                        Ended June 30      Ended June 30
                                       2004       2003    2004       2003

    Operating revenues:
      Railway operations             50,102     45,227   98,659     89,498
      Realty rental and services     17,798     16,915   35,615     33,313
      Realty sales                    2,613     10,228    7,661     25,125
    Total revenues                   70,513     72,370  141,935    147,936

    Operating expenses
      Railway operations             37,435     33,999    74,885    69,439
      Realty rental and services     15,501     16,513    31,671    31,787
      Realty sales                    1,918      2,586     4,117    11,219
      Corporate general &
      administrative                  3,753      2,981     8,733     5,897
    Total expenses                   58,607     56,079   119,406   118,342

    Operating profit                 11,906     16,291    22,529    29,594

    Interest income                     360        237       556       351
    Interest expense                 (3,773)    (4,207)   (7,719)   (8,504)
    Other income                      5,090      2,942     7,787     5,193
                                      1,677     (1,028)      624    (2,960)

    Income before income taxes       13,583      15,263   23,153    26,634
    Provision for income taxes       (5,229)    (5,877)   (8,914)  (10,254)
    Income from continuing
     operations                       8,354      9,386    14,239    16,380

    Discontinued Operations
    Income (loss) from operation of
     discontinued operations
       (net of taxes)                    30       (349)      164      (238)
    (Loss) gain on disposition of
     discontinued operations
      (net of taxes)                    (16)       215      2,287        27
    Income (loss) from discontinued
     operations                          14       (134)     2,451      (211)

    Net income                        8,368      9,252     16,690     16,169

    Earnings Per Share
    Income from continuing operations -
     basic                            $0.23      $0.26      $0.39      $0.45
    Income from continuing
     operations - diluted             $0.22      $0.26      $0.38      $0.45
    Income (loss) from operation of
    discontinued operations - basic &
     diluted                             --     ($0.01)     $0.01      ($0.01)
    (Loss) gain on disposition of
    discontinued operations - basic &
     diluted                             --        --       $0.06          --
    Net income  - basic                $0.23     $0.25      $0.46       $0.44
    Net income  - diluted              $0.22     $0.25      $0.45       $0.44

    Average shares outstanding
        - basic                   36,664,203 36,505,016 36,621,332 36,496,492

    Average shares outstanding
          - diluted               37,388,454 36,800,438 37,316,356 36,748,713


    (Prior year's results have been reclassified to conform to current year's presentation, including discontinued operations.)


                       INFORMATION BY INDUSTRY SEGMENT
                            (dollars in thousands)
                                 (unaudited)


                                             Three Months     Six Months
                                            Ended June 30    Ended June 30
                                              2004   2003     2004    2003
    Operating Revenues
      Railway operations                    50,102 45,227    98,659  89,498
      Realty:
        Flagler realty rental and
          services                          17,106 16,133    34,121  31,784
        Flagler realty sales                 2,526  9,435     6,557  21,694
        Other rental                           692    782     1,494   1,529
        Other sales                             87    793     1,104   3,431
      Total realty                          20,411 27,143    43,276  58,438
      Total revenues                        70,513 72,370   141,935 147,936

    Operating Expenses
      Railway operations                    37,435 33,999    74,885  69,439
      Realty:
        Flagler realty rental and
          services                          14,442 14,740    29,785  28,920
        Flagler realty sales                 1,918  2,586     4,117  11,219
        Other rental                         1,059  1,773     1,886   2,867
      Total realty                          17,419 19,099    35,788  43,006
      Corporate general & administrative     3,753  2,981     8,733   5,897
      Total expenses                        58,607 56,079   119,406 118,342

    Operating Profit (Loss)
      Railway operations                    12,667  11,228   23,774  20,059
      Realty                                 2,992   8,044    7,488  15,432
      Corporate general & administrative    (3,753) (2,981)  (8,733) (5,897)
      Operating profit                      11,906  16,291   22,529  29,594

    Interest income                            360     237      556     351
    Interest expense                        (3,773) (4,207)  (7,719) (8,504)
    Other income                             5,090   2,942    7,787   5,193
                                             1,677  (1,028)     624  (2,960)

    Income before income taxes              13,583  15,263   23,153  26,634
    Provision for income taxes              (5,229) (5,877)  (8,914)(10,254)
    Income from continuing operations        8,354   9,386   14,239  16,380

    Discontinued Operations
    Income (loss) from operation of
     discontinued operations
    (net of taxes)                              30    (349)    164    (238)

    (Loss) gain on disposition of discontinued
     operations (net of taxes)                 (16)    215   2,287      27


    Net Income                                 8,368   9,252  16,690  16,169

    (Prior year's results have been reclassified to conform to current year's presentation, including discontinued operations.)


                     FLORIDA EAST COAST INDUSTRIES, INC.
                         CONSOLIDATED BALANCE SHEETS
                            (dollars in thousands)


                                                        June 30  December 31
                                                           2004         2003
                                                    (unaudited)

    Assets
    Cash and equivalents                                134,675      125,057
    Other current assets                                 52,475       46,447
    Properties, less accumulated depreciation           820,095      814,683
    Other assets and deferred charges                    24,180       22,163
      Total assets                                    1,031,425    1,008,350

    Liabilities and Shareholders' Equity
    Short-term debt                                       2,942        2,838
    Other current liabilities                            64,761       63,860
    Deferred income taxes                               138,368      135,497
    Long-term debt                                      236,807      238,305
    Accrued casualty and other liabilities                9,334        9,717
    Shareholders' equity                                579,213      558,133
      Total liabilities and shareholders' equity      1,031,425    1,008,350



                     FLORIDA EAST COAST INDUSTRIES, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (dollars in thousands)
                                 (unaudited)


                                                           Six Months Ended
                                                                 June 30
                                                              2004      2003
    Cash Flows from Operating Activities
      Net income                                            16,690    16,169
      Adjustments to reconcile net income to cash
       generated by operating activities                    25,997    22,502
      Changes in operating assets and liabilities           (5,299)   69,071
    Net cash generated by operating activities              37,388   107,742

    Cash Flows from Investing Activities
      Purchase of properties                               (47,676)  (57,109)
      Proceeds from disposition of assets                   20,261    25,125
    Net cash used in investing activities                  (27,415)  (31,984)

    Cash Flows from Financing Activities
      Payments of debt                                      (1,394)  (54,297)
      Payment of dividends                                  (1,476)   (2,383)
      Other                                                  2,515       566
    Net cash used in financing activities                     (355)  (56,114)

    Net Increase in Cash and Cash Equivalents                9,618    19,644
    Cash and Cash Equivalents at Beginning of Period       125,057    83,872
    Cash and Cash Equivalents at End of Period             134,675   103,516


                          RAILWAY OPERATING RESULTS
                            (dollars in thousands)
                                 (unaudited)



                                      Three Months            Six Months
                                      Ended June 30          Ended June 30
                                     2004        2003       2004        2003

    Operating revenues             50,102      45,227     98,659      89,498
    Operating expenses             37,435      33,999     74,885      69,439
    Operating profit               12,667      11,228     23,774      20,059

    Operating ratio                 74.7%       75.2%      75.9%       77.6%

    Railway segment's operating
     profit before depreciation    17,629      16,118     33,758      29,793

    Total FECR Legal entity
     EBITDA                        23,349      20,396     43,626      39,535



                                   TRAFFIC
                          Three Months Ended June 30
                       (dollars and units in thousands)



                           2004    2003  Percent     2004      2003   Percent
    Commodity             Units   Units  Variance Revenues  Revenues  Variance

    Rail Carloads
      Crushed stone
       (aggregate)         33.5    30.4     10.2   15,664    13,794     13.6
      Construction
       materials            1.3     1.4     (7.1)     895       795     12.6
      Vehicles              5.7     6.0     (5.0)   4,498     4,925     (8.7)
      Foodstuffs &
       kindred              3.0     3.1     (3.2)   2,347     2,306      1.8
      Chemicals &
       distillants          1.0     0.9     11.1    1,166     1,085      7.5
      Paper & lumber        1.3     1.8    (27.8)   1,517     1,707    (11.1)
      Other                 3.1     3.8    (18.4)   2,101     2,255     (6.8)
      Total carload        48.9    47.4      3.2   28,188    26,867      4.9
    Intermodal             69.1    61.8     11.8   21,195    17,630     20.2
      Total freight
       units/revenues     118.0   109.2      8.1   49,383    44,497     11.0
    Ancillary revenue                                 719       730     (1.5)
    Railway segment
     revenues                                      50,102    45,227     10.8

    (Prior year's results have been reclassified to conform to current year's presentation. Previously, drayage revenues were shown separately but are now classified for all periods in intermodal revenues, given their integrated relationship.)


                           REALTY SEGMENT REVENUES

                                               Three Months     Three Months
                                               Ended June 30    Ended June 30
    (dollars in thousands)                              2004            2003
    Rental revenues - Flagler                         14,791          13,327
    Rental income - straight-line rent
     adjustments                                         766           1,140
    Operating expense recoveries                         929           1,175
    Rental revenues - undeveloped land                   210             286
    Other rental revenues                                410             205
       Total rental revenue - Flagler
        properties                                    17,106          16,133
    Rental revenues - other realty
     operations                                          692             782
         Total rental revenues                        17,798          16,915

    Building and land sales - Flagler                  2,526           9,435
    Building and land sales - other realty
     operations                                           87             793
         Total building and land sales
          revenues                                     2,613          10,228

       Total realty segment revenues                  20,411          27,143

   (Prior year's results have been reclassified to conform to current year's presentation, including discontinued operations.)


                           REALTY SEGMENT EXPENSES

                                                  Three Months  Three Months
                                                 Ended June 30 Ended June 30
    (dollars in thousands)                                2004          2003
    Real estate taxes - developed                        2,070         2,090
    Repairs & maintenance - recoverable                    711           619
    Services, utilities, management costs                3,102         2,962
        Total expenses subject to recovery -
         Flagler properties                              5,883         5,671

    Real estate taxes - Flagler undeveloped land           900           906
    Repairs & maintenance - non-recoverable                253           197
    Depreciation & amortization - Flagler                6,026         6,217
    SG&A - non-recoverable - Flagler                     1,380         1,749
        Total - non-recoverable expenses -
         Flagler properties                              8,559         9,069
      Total rental expenses - Flagler properties        14,442        14,740

    Real estate taxes - other undeveloped land              64           153
    Depreciation & amortization - other                     10            28
    SG&A - non-recoverable - other                         985         1,592
         Total rental expenses - other realty
          operations                                     1,059         1,773
      Total rental expenses                             15,501        16,513

    Realty sales expenses                                1,918         2,586
    Total operating expenses                            17,419        19,099

    (Prior year's results have been reclassified to conform to current year's presentation, including discontinued operations.)



                        FLAGLER REAL ESTATE STATISTICS


                                                            Three Months
                                                            Ended June 30
                                                         2004           2003

    Property types
    Office (sq. ft. in 000's)                           2,047          2,047
    Industrial (sq. ft. in 000's)                       4,312          4,312

    100%-owned properties
    Rentable square feet (in 000's)                     6,359          6,359
    Occupied square feet (in 000's)                     5,804          5,562
    Number of buildings owned                              58             58
    Ending occupancy rate                                 91%            87%

    Buildings held in partnership
    Rentable SF (in 000's)                                 --            292
    Occupied SF (in 000's)                                 --            264
    Number of buildings owned                              --              3
    Ending occupancy rate                                  0%            90%

    Same store statistics
    Same store square footage (in 000's)                5,760          5,760
    Same store occupancy (sq. ft. in 000's)             5,205          4,963
    Same store buildings                                   54             54
    Same store revenues (in 000's)                    $15,129        $14,630
    Ending same store occupancy rate                      90%            86%

    Properties in pipeline
    Number of projects                                      8              7
    Lease-up (sq. ft. in 000's)                           113             --
    In construction (sq. ft. in 000's)                    490            403
    Predevelopment (sq. ft. in 000's)                     567            591
    Total                                               1,170            994

    Entitlements pipeline
    Acres                                                 813            938
    Total square feet (in 000's)                       13,320         14,806
    Office (sq. ft.  in 000's)                          7,487          8,421
    Industrial (sq. ft. in 000's)                       5,384          6,166
    Commercial (sq. ft. in 000's)                         449            219



                 RECONCILIATION OF NON-GAAP TO GAAP MEASURES
                            (dollars in thousands)
                                 (unaudited)

                                             Three Months    Six Months
                                                 Ended          Ended
                                                June 30        June 30
                                              2004   2003   2004     2003
    Railway segment's operating profit 12,667 11,228 23,774 20,059 Railway segment's depreciation
      expense                                4,962  4,890   9,984   9,734
    Railway segment's operating profit
      before depreciation                   17,629 16,118  33,758  29,793

    Total FECR legal entity net income      11,325  9,597  20,746  18,425
    Depreciation expense - legal entity      5,010  4,937  10,081   9,828
    Interest income                            (76)  (147)   (188)   (252)
    Income tax expense                       7,090  6,009  12,987  11,534
    Total FECR legal entity EBITDA          23,349 20,396  43,626  39,535


                                                                         (in
                                                                     millions)
                                            Three Months  Six Months  Forecast
                                              Ended          Ended       Full
                                             June 30        June 30      Year
                                           2004   2003    2004   2003    2004
    Rental properties' operating profit   5,406  4,126   9,652  8,111 $18-$20
    Rental properties' depreciation and
     amortization expense                 5,390  5,969  12,131 11,667     $25
    Rental properties' operating profit
     before depreciation and amortization
     expense                             10,796 10,095  21,783 19,778 $43-$45


    The Company reports certain non-GAAP measures for the Company's railway business and a portion of its real estate business. The Company believes these measures to be performance measures that investors commonly use to value the relevant businesses and to evaluate their ongoing performance. The Company operates in two distinctly different lines of businesses, railway and realty, which many investors value and evaluate separately, using metrics similar to the non-GAAP financial measures provided by the Company. The Company also uses some of these measures internally as part of its incentive compensation plans for management employees.

SOURCE  Florida East Coast Industries
    -0-                            08/06/2004
    /CONTACT: Investors, Bradley D. Lehan, +1-904-819-2128, or Media, Husein A. Cumber, +1-904-826-2280, both of Florida East Coast Industries/
    /Web site:  http://www.feci.com/
    (FLA)

CO:  Florida East Coast Industries, Inc.
ST:  Florida
IN:  TRN FIN
SU:  ERN CCA ERP MAV